Exhibit 99.4

CULLEN/FROST CAPITAL TRUST II

OFFER TO EXCHANGE ITS FLOATING RATE CAPITAL SECURITIES, SERIES A,

WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,

FOR ANY AND ALL OF ITS OUTSTANDING

FLOATING RATE CAPITAL SECURITIES, SERIES A,

(LIQUIDATION AMOUNT $1,000 PER CAPITAL SECURITY)

PURSUANT TO THE PROSPECTUS DATED                     , 2004

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

ON                     , 2004, UNLESS EXTENDED

To Our Clients:

Enclosed for your consideration is (i) a Prospectus, dated                     , 2004 (the ”Prospectus”), of Cullen/Frost Capital Trust II (the “Issuer Trust”) and Cullen/Frost Bankers, Inc. (the “Corporation”), (ii) a Letter of Transmittal (the “Letter of Transmittal”), which together constitute the Issuer Trust’s offer (the ”Exchange Offer”) to exchange its Floating Rate Capital Securities, Series A (the “New Capital Securities”) for a like Liquidation Amount of its outstanding Floating Rate Capital Securities, Series A (the “Old Capital Securities”, and together with the New Capital Securities, the “Capital Securities”) and (iii) Instructions to Registered Holder from Beneficial Owner (the ”Instruction Letter”). As set forth in the Prospectus, the terms of the New Capital Securities are substantially identical to the terms of the Old Capital Securities, except that the New Capital Securities are registered under the Securities Act of 1933, as amended, and therefore will not be subject to certain restrictions on their transfer and will not contain certain provisions providing for additional Distributions.

The enclosed material is being forwarded to you as the beneficial owner of Old Capital Securities held by us for your account or benefit but not registered in your name. An exchange of any Old Capital Securities may only be made by us as the registered Holder and pursuant to your instructions. Therefore, the Issuer Trust urges beneficial owners of Old Capital Securities registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such Holder promptly if they wish to exchange Old Capital Securities in the Exchange Offer.

Accordingly, we request instructions as to whether you wish us to exchange any or all such Old Capital Securities held by us for your account or benefit, pursuant to the terms and conditions set forth in the Exchange Offer. We urge you to read carefully the Prospectus and Letter of Transmittal before instructing us to exchange your Old Capital Securities.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exchange Old Capital Securities on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer expires on the Expiration Date. The term “Expiration Date” shall mean 5:00 p.m., New York City time, on                     , 2004, unless the Exchange Offer is extended as provided in the Prospectus, in which case the term “Expiration Date” shall mean the latest date and time to which the Exchange Offer is extended. A tender of Old Capital Securities may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

Your attention is directed to the following:

1.	The Exchange Offer is for the exchange of $1,000 Liquidation Amount of New Capital Securities for each $1,000 Liquidation Amount of Old Capital Securities. $120,000,000 aggregate Liquidation Amount of the Old Capital Securities was outstanding as of , 2004.

2.	Old Capital Securities may be tendered in whole or in part in the Liquidation Amount of $100,000 (100 Capital Securities) and integral multiples of $1,000 in excess thereof, provided that, if any Old Capital Securities are tendered for exchange in part, the untendered Liquidation Amount thereof must be $100,000 (100 Capital Securities) or any integral multiple of $1,000 in excess thereof.

3.	The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Old Capital Securities in any jurisdiction in which the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

4.	THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON , 2004, UNLESS EXTENDED.

5.	THE EXCHANGE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE “THE EXCHANGE OFFER—CONDITIONS TO THE EXCHANGE OFFER” IN THE PROSPECTUS.

6.	The Corporation has agreed to pay certain of the expenses of the Exchange Offer. Any transfer taxes incident to the transfer of Old Capital Securities from the tendering Holder to the Issuer Trust will be paid by the Corporation, except as provided in the Prospectus and the Letter of Transmittal. See “The Exchange Offer—Fees and Expenses” in the Prospectus.

Pursuant to the Letter of Transmittal, each tendering holder of Old Capital Securities will represent and warrant that (i) any New Capital Securities to be received by such holder are being acquired in the ordinary course of its business, (ii) such holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of New Capital Securities to be received in the Exchange Offer, (iii) such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Capital Securities, (iv) such holder is not an “affiliate” of the Corporation or the Issuer Trust within the meaning of Rule 405 under the Securities Act and (v) such holder is not a broker-dealer that purchased Old Capital Securities from the Issuer Trust to resell pursuant to Rule 144A or any other available exemption from the Securities Act. In addition, each tendering holder of Old Capital Securities which is a broker-dealer will represent, consistent with certain interpretive letters issued by the Staff of the Securities and Exchange Commission to third parties, that (a) such Old Capital Securities held by the broker-dealer are held only as a nominee, or (b) such Old Capital Securities were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities and it will deliver a prospectus (as amended or supplemented from time to time) meeting the requirements of the Securities Act in connection with any resale of New Capital Securities (provided that, by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act).

The enclosed Instructions to Registered Holder from Beneficial Owner contain an authorization by you for us to make the foregoing representations and warranties on your behalf.

If you wish us to tender any or all of your Old Capital Securities held by us for your account or benefit, please so instruct us by completing, executing and returning to us the enclosed Instructions to Registered Holder from Beneficial Owner. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to exchange Old Capital Securities held by us and registered in our name for your account or benefit.

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